Exhibit 99.1

EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2014

Contact: Paul Richins	April 24, 2014
(801) 566-1200

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2014, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved net income consistent with 1Q 2013.  This was achieved with lower sales because profit margins were higher in all income statement categories, as follows:

	1Q 2014 (JAN – MAR)	1Q 2013 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	61.6%	60.5%
Operating Profit Margin (operating profits/ sales):	39.1%	37.5%
EBT Margin (profits before income taxes/ sales):	38.5%	36.5%
Net Profit Margin (profit after taxes/ sales):	27.7%	26.4%

The following is a summary comparison of 1Q 2014 with 1Q 2013 income statement measures:

Sales:	(5%)
Gross Profit:	(4%)
Operating Income:	(1%)
Net Income:	-
Earnings Per Share:	(1%)

As UTMD states in its quarterly SEC Form 10-Q disclosures, ‘Because of the relatively short span of time, results for any given three month period in comparison with any previous three month period may not be indicative of comparative results for the year as a whole.’

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; and Euro = Euros.  Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Sales.

As shareholders may recall, in UTMD’s 2013 SEC Form 10-K released last month, the company projected lower sales of blood pressure monitoring (BPM) kits to its two largest international customers for BPM kits manufactured in Ireland, as a result of a lack of usual annual forecasts and lower backlog at the beginning the year. Backlog is defined as formal orders for devices placed by customers which have been accepted by UTMD with committed future delivery dates. UTMD’s backlog at the beginning of 2014 with delivery dates within the first quarter was $384 lower than in the previous year.

On the positive side, during 1Q 2014 UTMD received formal orders from its second largest international BPM distributor, the sum of which exceed its total demand for UTMD BPM kits in all of 2013.  In 1Q 2014, because of a lack of beginning backlog, actual sales to that distributor were $219 lower (at the 1Q 2014 average Euro/USD foreign exchange rate) than in 1Q 2013. This distributor has been reliable in making payments on time for 20 years.

Ironically, UTMD Ireland’s largest BPM kit customer, located in China, did have a $396 beginning of year backlog for 1Q 2014, but UTMD did not make the shipment representing about 4% of total consolidated 1Q sales. The finished devices were manufactured and ready for shipment as committed by UTMD.  UTMD does not extend credit to this customer, and ships product only after receipt of payment, which payment was not made in 1Q 2014 as committed by the distributor. The distributor has recommitted to make payment within 2Q 2014, but that remains to be seen. This distributor, which purchased $1.6 million in BPM kits from UTMD Ireland in 2013, has yet to provide an annual 2014 forecast.  This circumstance largely explains differences in 1Q 2014 compared to 1Q 2013 in three key financial measures – lower sales, higher average gross profit margin and higher ending inventory balance. UTMD management is aware that its conservative credit policy requiring payment before shipment from certain foreign distributors allows a risk that those customers may delay committed delivery schedules, affecting planned revenues.

Total consolidated 1Q 2014 UTMD sales were $547 lower than in 1Q 2013. Other than sales to the two international BPM distributors described above, UTMD consolidated sales were higher for the quarter.

The combined Ireland sales to the two largest international BPM distributors were $634 lower in 1Q 2014 compared to 1Q 2013.  Trade sales by UTMD Ireland were $604 in 1Q 2014 compared to $1,187 in 1Q 2013, $583 lower (49% lower in USD terms) even though the Euro was about 5% stronger. In Euro terms, Ireland trade sales were 52% lower.

Sales by UTMD’s UK subsidiary, Femcare-Nikomed Ltd, were $3,610 in 1Q 2014 compared to $3,355 in 1Q 2013 (8% higher in USD terms).  A 7% higher GBP relative to the USD contributed to the increase.  However, UK subsidiary sales to its largest customer, CooperSurgical, Inc (CSI), are in fixed USD currency.  UK subsidiary sales of its Filshie Clip System to CSI were $1,207 in 1Q 2014 compared to $1,108 in 1Q 2013 (9% higher).

UTMD’s Australia subsidiary, Femcare Australia Pty Ltd, had an excellent sales quarter in its first full calendar quarter managed by UTMD’s own employees. Sales in 1Q 2014 were 793 AUD compared to 697 AUD in 1Q 2013, 96 AUD higher (14% higher).  However, because the AUD was 13% weaker relative to the USD, the significant AUD increase did not translate into an increase in USD terms.  In USD terms, sales in 1Q 2014 were $713 compared to $723 in 1Q 2013.

U.S. domestic sales, which include direct sales to U.S. clinical users, sales of the Filshie Clip System to CSI and sales to U.S. OEM customers were $4,841 in 1Q 2014 compared to $5,012 in 1Q 2013 (3% lower).  Under Obamacare, the centralization of procurement and pressure to lower utilization of specialized devices in U.S. hospitals continues to constrain UTMD’s domestic direct distribution.

Gross Profit.

The 1Q 2014 average 61.6% gross profit margin (GPM), gross profits divided by consolidated sales, was substantially higher than the 60.5% GPM in 1Q 2013 because the GPM of BPM kits sold to foreign distributors is low. If BPM kit sales to the China distributor resume, UTMD still expects its GPM for the full year of 2014 will be consistent with the GPM for the full year of 2013, as described in UTMD’s 2013 SEC 10-K.

Operating Income.

Operating expenses, comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses, were $2,207 in 1Q 2014 (22.5% of sales), compared to $2,392 in 1Q 2013 (23.1% of sales).  The lower expenses were essentially due to UTMD operating its own subsidiary in Australia instead of through a third party service provider. Australia operating expenses were $191 lower in 1Q 2014 compared to 1Q 2013, helped by an AUD which was 13% weaker relative to the USD.  Since UTMD is planning on adding more people in Australia and anticipating that the AUD may strengthen somewhat over the .899 USD/AUD conversion rate of 1Q 2014, the lower Australia subsidiary operating expense benefit looking forward should be less than it was in 1Q 2014.

Consolidated G&A expenses were $1,542 (15.7% of sales) in 1Q 2014 compared to $1,600 (15.4% of sales) in 1Q 2013. The G&A expenses in 1Q 2014 included $668 (6.8% of sales) of non-cash expense from the amortization of identifiable intangible assets resulting from the Femcare acquisition, which were $625 (6.0% of sales) in 1Q 2013.  The higher USD amortization expense was the result of a stronger GBP, as the expense was 404 GBP in both periods. The overall lower G&A expenses were primarily due to $94 lower G&A expenses in Australia.

S&M expenses were $542 (5.5% of sales) in 1Q 2014 compared to $669 (6.4% of sales) in 1Q 2013. S&M expenses in 1Q 2014 included $66 MDET, $9 lower than in 1Q 2013 due to lower U.S. domestic sales of medical devices.  The U.S. Medical Device Excise Tax (MDET), imposed as a component of the Patient Protection and Affordable Care Act (Obamacare), is levied as 2.3% of domestic sales of medical devices. The negative effect of the MDET on UTMD’s performance declined consistent with the decline in U.S. domestic direct sales, as U.S. patients are increasingly restricted from use of UTMD’s life-saving products. Australia S&M expenses were $97 lower than in 1Q 2013.

R&D expenses were $123 (1.2% of sales) in both 1Q 2014 and 1Q 2013.

Operating income in 1Q 2014 was $3,843, almost the same as in 1Q 2013 ($3,889) despite 5% lower sales, for reasons described above. UTMD’s 1Q 2014 operating profit margin (OPM), operating income divided by sales, improved substantially to 39.1% compared to 37.5% in 1Q 2013.  Without the MDET, UTMD’s 1Q 2014 OPM would have been 39.8%.

Income Before Tax.

Income before taxes (EBT) results from subtracting net non-operating expenses (NOE) from operating income. Consolidated EBT at $3,782 in 1Q 2014 was practically the same as the $3,787 in 1Q 2013.  NOE includes loan interest and bank fees minus non-operating income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Net NOE in 1Q 2014 was $61 compared to $102 in 1Q 2013. The difference was primarily due to lower interest on loans obtained to help finance the acquisition of Femcare. 1Q 2014 interest expense was $87. 1Q 2013 interest expense was $122. The EBT of UTMD Ltd. (Ireland) was 88 Euro in 1Q 2014 compared to 227 Euro in 1Q 2013. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was 1,159 GBP in 1Q 2014 compared to 1,030 GBP in 1Q 2013.  The respective EBT margins (EBT divided by sales) of UTMD Ltd. (Ireland) were 18.6% in 1Q 2014 and 24.5% in 1Q 2013. The respective EBT margins of Femcare were 41.2% in 1Q 2014 and 36.7% in 1Q 2013.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2014 consolidated EBT plus interest expense (“EBITDA”) were $4,713, higher than the $4,710 EBITDA in 1Q 2013 despite 5% lower sales.  Management believes that this provides investors with evidence of a company focused on a “bottom line” which allows shareholder returns, rather than just the “top line.”

Net Income.

Net Income in 1Q 2014 of $2,722 was about the same as the net income of $2,735 in 1Q 2013, despite the lower sales because UTMD’s net profit margin (NPM), net income divided by consolidated sales, was 27.7% in 1Q 2014 compared to 26.4% in 1Q 2013. The improvement in 1Q 2014 NPM compared to the prior period was due to the improvement in OPM described above, and the lower interest expense as UTMD repaid debt it obtained when financing the Femcare acquisition. The average consolidated income tax provisions (as a % of EBT) in 1Q 2014 and 1Q 2013 were 28.0% and 27.8%, respectively.

UTMD’s combined state and federal income tax provision rate in the U.S. after all allowable deductions was 33.9% in 1Q 2014 compared to 33.1% in 1Q 2013.  The corporate income tax rate in the UK was 23% in 1Q 2014 compared to 24% in 1Q 2013.  As of April 1, 2014, the UK corporate tax rate will be reduced again, from 23% to 21%, which will further benefit UTMD’s NPM during the remainder of 2014. The income tax rate in Australia has been and remains 30%. UTMD Ltd (Ireland) tax provision rate was 14.5% in 1Q 2014 and 13.2% in 1Q 2013.

Earnings per share (EPS).

Earnings per share for the most recent twelve months were $3.01. EPS in 1Q 2014 were about one cent lower than in 1Q 2013 due to the exercise of employee options and the higher dilution factor applied to unexercised options as a result of a higher average market price of UTMD stock. Diluted shares used to calculate EPS increased to 3,786,700 in 1Q 2014 from 3,756,900 in 1Q 2013.  The number of shares added as a dilution factor in 1Q 2014 was 37,000 compared to 45,500 in 1Q 2013.

Outstanding shares at the end of 1Q 2014 were 3,756,300. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at March 31, 2014 was 74,900 shares at an average exercise price of $27.94/ share, including shares awarded but not vested. This compares to 116,300 unexercised option shares outstanding at March 31, 2013 at an average exercise price of $27.04/ share.

During both 1Q 2014 and 1Q 2013, UTMD did not repurchase its shares in the open market. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 1Q 2014 was $57.83 compared to $57.16 at the end of calendar year 2013, and $48.77 at the end of 1Q 2013.

Balance Sheet.

UTMD’s Balance Sheet at March 31, 2014 continued to strengthen. Compared to a year earlier, cash and investments increased $4.2 million.  The $15.1 million balance of cash and investments at March 31, 2014 substantially exceeded UTMD’s bank debt balance of $8.1 million (remaining from borrowing $26.9 million to help finance the acquisition of the Femcare Group, Ltd. in March 2011). In the three years following the Femcare acquisition, UTMD has repaid 70% of the loan provided by JP Morgan Chase. Over the most recent one year period, Stockholders’ Equity increased $12.2 million after cash payments of dividends to shareholders of $3.7 million (which reduce Stockholders’ Equity).

Financial ratios as of March 31, 2014 which may be of interest to shareholders follow:
1)	Current Ratio = 3.1
2)	Days in Trade Receivables (based on 1Q 2014 sales activity) = 40
3)	Average Inventory Turns (based on 1Q 2014 CGS) = 3.0
4)	2014 YTD ROE (before dividends) = 18%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government healthcare “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):

	1Q 2014	1Q 2013	Percent Change
Net Sales	$9,827	$10,374	(5.3%)
Gross Profit	6,050	6,281	(3.7%)
Operating Income	3,843	3,889	(1.2%)
Income Before Tax	3,782	3,787	(0.1%)
Net Income	2,722	2,735	(0.5%)
Earnings Per Share	$0.719	$0.728	(1.2%)
Shares Outstanding (diluted)	3,787	3,757

BALANCE SHEET

(in thousands)	(unaudited) MAR 31, 2014	(audited) DEC 31, 2013	(unaudited) MAR 31, 2013
Assets
Cash & Investments	$15,089	$14,451	$10,918
Accounts & Other Receivables, Net	5,075	4,335	5,363
Inventories	5,292	4,704	4,406
Other Current Assets	876	796	910
Total Current Assets	26,332	24,286	21,597
Property & Equipment, Net	8,904	8,330	8,203
Intangible Assets, Net	47,658	48,095	46,562
Total Assets	$82,894	$80,711	$76,362

Liabilities & Stockholders’ Equity
A/P & Accrued Liabilities	$4,478	$3,559	$5,193
Current Portion of Notes Payable	4,068	4,052	3,831
Total Current Liabilities	8,546	7,611	9,024
Notes Payable (excluding current portion)	4,067	5,065	7,663
Other LT Liabilities	-	-	339
Deferred Tax Liability – Intangibles	6,394	6,510	7,733
Deferred Revenue and Income Taxes	949	944	887
Stockholders’ Equity	62,938	60,581	50,716
Total Liabilities & Stockholders’ Equity	$82,894	$80,711	$76,362